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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

     Name:  Variable Account A

     Address of Principal Business Office (No. and Street, City, State and Zip
Code):

               125 High Street
               Boston, Massachusetts  02110

     Telephone Number (including area code): (617) 526-1400

     Name and address of agent for service of process:

               Bernard R. Beckerlegge, Esq.
               Keyport Life Insurance Company
               125 High Street
               Boston, Massachusetts  02110

     Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

     YES  /X/       NO   / /

     Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the Registrant has caused this Notification of Registration to be duly signed on behalf of the Registrant in the City of Boston and the State of Massachusetts on the 9th day of February, 1996.

                              VARIABLE ACCOUNT A

                              By:  KEYPORT LIFE INSURANCE COMPANY

                              By:  /s/ Bernard R. Beckerlegge, Esq.
                                   --------------------------------
                                   Bernard R. Beckerlegge, Esq.

Attest:

/s/ James J. Klopper
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